Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ArcBest Corporation on Form S-8 (Registration No. 033-52877) of our report dated June 28, 2016, of our audit of the financial statements of the ArcBest 401(k) and DC Retirement Plan for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 11-K.

/s/ BKD, LLP

Fort Smith, Arkansas
June 28, 2016